EXHIBIT 99.1

John R. Alm Elected to Washington Group International Board of Directors

BOISE, Idaho  (Feb. 28, 2006) — Washington Group International, Inc. (Nasdaq: WGII) announced today that its Board of Directors has increased the size of the board from 10 to 11 and appointed John R. Alm as a director filling the new seat. The board also appointed Alm to serve on the board’s Audit Review Committee.

Alm recently retired as president and chief executive officer of Coca-Cola Enterprises, Atlanta, Ga., the world’s largest marketer, distributor and producer of nonalcoholic beverages. His career in the Coca-Cola bottling business spanned approximately 30 years, the last 15 of which were in leadership positions with Coca-Cola Enterprises including chief financial officer, chief operating officer, president, and CEO.  Prior to his career in the beverage industry, he was a senior auditor for Price Waterhouse and a director of corporate audit for 20th Century Fox Film Corporation. He holds a bachelor’s degree in finance from the State University of New York, Buffalo.

“John’s insights from leading Coca-Cola Enterprises through a notable period of international expansion will be particularly valuable to Washington Group International as we continue to extend our reach globally,” said Chairman Dennis R. Washington.

Washington Group International, Inc. (www.wgint.com) provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide. With approximately 24,000 employees at work in 30 countries, the company provides professional, scientific, management, and development services in markets including power generation, transmission and distribution, and clean air solutions; environmental remediation; heavy civil construction; mining; nuclear services; defense, homeland security, and global threat reduction; industrial, chemical, and pharmaceutical processing; manufacturing; facilities operations and management; transportation; and water resources.

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